SCHEDULE OF SUBSIDIARIES

      Name of Subsidiary                           State of Incorporation
Specialized Health Products, Inc.                           Utah
Specialized Cooperative Corporation                         Utah
Iontophoretics Corporation                                  Utah
Quantum Imaging Corporation                                 Utah